Exhibit 3.10

MINUTES TO PUBLIC DEED

EXTRAORDINARY MEETING OF SHAREHOLDERS

SOCIEDAD CONTRACTUAL MINERA COMPAÑÍA MINERA MARICUNGA

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In SANTIAGO, CHILE, on the twenty seventh day of October year two thousand fourteen, before me, JOSÉ MUSALEM SAFFIE, Titular Notary Public of the Forty Eighth Notarial Office of Santiago, domiciled in this city, at street Huérfanos number seven hundred seventy, third floor, appear: Mrs. CONSTANZA XIMENA VERA ARAYA, Chilean, single, lawyer, holder of national identity card number fifteen million nine hundred sixty two thousand three hundred eighty one hyphen five, domiciled at Avenida Presidente Riesco number five thousand four hundred thirty five, eight floor, commune of Las Condes, Metropolitan Region, of legal age, who proves her identity with the above mentioned card and states: That duly authorized, intends to register as public deed the MINUTES OF THE EXTRAORDINARY MEETING OF SHAREHOLDERS OF SOCIEDAD CONTRACTUAL MINERA COMPAÑÍA MINERA MARICUNGA dated on the twenty first day of October year two thousand fourteen, declaring that it has been signed by Messrs. José Tomás Letelier Vial, Luis Augusto Parra Falcón and Francisca Gostling Délano and that these have been enclosed to the minutes book of the company, reading as follows: “ EXTRAORDINARY MEETING OF SHAREHOLDERS OF SOCIEDAD CONTRACTUAL MINERA COMPAÑÍA MINERA MARICUNGA. In Santiago, Chile, on the on the twenty first day of October year two thousand fourteen, at sixteen hours, at street Cerro Colorado five thousand two hundred forty, commune of Las Condes, in the city of Santiago, the extraordinary meeting of shareholders (hereinafter also referred as to the “Meeting”) of mining contractual company “Compañía Minera Maricunga”, hereinafter also referred as to the “Company” was held, being attended by the representatives of the shareholders subscribing all the shares issued by it.

I. ATTENDANTS.  The Secretary reported that all the shareholders of the company who own 100% of the shares issued and with voting right were present at the meeting, either personally or duly represented, according to the following detail:  Name and Number of shares.  One.  Luis Augusto Parra Falcón, representing Bema Gold Bermuda Ud., with five thousand Series “A” shares. Two. José Tomás Letelier Vial, representing Kinam Refugio, Inc., with five thousand series “B” shares.

II. CHAIRMAN AND SECRETARY.  The meeting was chaired by Mr. José Tomás Letelier Vial, specifically appointed for this purpose, and Mrs. Francisca Gostling Délano was appointed as Secretary to take minutes.

III. MEETING CONSTITUTION.  Firstly, and as a total of 10,000 shares are represented in the room, a number corresponding to the total shares issued, the Chairman declared the Meeting as constituted and the meeting as open.  It was registered that all the shareholders present were holders of shares registered at the Registry of Shareholders of the Company at the beginning of the respective Meeting.  Consequently, and having fulfilled all the statutory and legal dispositions on this matter, the Chairman has declared the meeting as legally constituted.

IV. CALL AND FORMALITIES.  The Chairman indicated that the Meeting was called through written notices delivered in person to the partners on 1 October, i.e., twenty days before the meeting date, stating additionally the venue, day and time of the meeting as well as its purpose as stated in the company be-laws, article twenty six, relative to call to meetings.

V. ATTENDANCE SHEET AND QUALIFICATION OF POWERS OF ATTORNEY.  The representatives of the shareholders present at the Meeting have signed an attendance sheet indicating the name of the shareholder, the number of shares held by each shareholder and the name of the person representing him/her.  Then the powers of attorney granted by the shareholders present at the Meeting were made available to the attendants and approved by them without any observation.

VI. PURPOSE OF THE MEETING.  The Chairman said that, as known by all the shareholders, this Meeting was intended to pronounce on the following matters: Number One: Increase the company equity from the amount equivalent in national currency to 10,000 dollars of the United States of America, to the amount equivalent in national currency to 89,910,086.9 dollars of the United States of America, divided in 89,910,086 shares, through the issuance of 89,900,086 new shares, and 44,950,043 out of them will correspond to Series “A” stated in the company by-laws, with the same privileges and benefits mentioned in the company covenant, and the remaining 44,950,043 will correspond to Series “B”, also stated in the company by-laws and with the same privileges and benefits mentioned for such series in the company by-laws.  The shares issued as result of the equity increase agreed will be subscribed in the following manner and percentage: A) Bema Gold Bermuda Ltd. subscribes 37,543,714 shares corresponding to those new shares issued of Series “A”, contributing to this end the amount equivalent in national currency to 37,543,714.07 dollars of the United States of America, which have been already added to the company funds, and; B) Kinam Refugio, Inc. subscribes 7,406,329 shares corresponding to those new shares issued of Series “A”, contributing to this end the amount equivalent in national currency to 7,406,329.43 dollars of the United States of America, which have been already added to the company funds. In addition, Kinam Refugio, Inc. subscribes 44,950,043 Series “B” shares, corresponding to those issued as result of the equity increase agreed, contributing to this end the amount equivalent in national currency to 44,950,043.4 dollars of the United States of America, which have been already added to the company funds. Number Two: Modify Permanent Article Fifth and Transitory Article First of the By-Laws in reference to the dispositions stated in the sentence above; and Number Three: Adopt the other agreement required to materialize the Meeting decisions.  Then the Chairman reported on the need to issue new shares based on the referred increase and the possible change of the company by-laws resulting from such modification.

VII. CHAIRMAN´S PRESENTATION. The Chairman explained the reasons justifying the equity increase proposed and provided brief information, as the shareholders knew the data.  It was registered that the current company capital amounts the equivalent in national currency to 10,000 (ten thousand) dollars of the United States of America, divided in 10,000 shares, where 5,000 shares out of them are Series “A” and 5,000 shares are Series “B”. Likewise, the Chairman reported that if the equity increase was approved, this would be the equivalent in national currency to 89,910,086.9 (eighty nine million nine hundred ten thousand eighty six period nine) dollars of the United States of America, divided in 89,910,086 ordinary, nominative, without nominal value shares, corresponding to 44,955,043 Series “A” shares and 44,955,043 Series “B” shares with the rights and privileges contained in the company original by-laws.  Once his presentation finished, the Chairman formally requested the shareholders to pronounce on the subject matters of this Extraordinary Meeting.

VIII. ADOPTION OF AGREEMENTS. After the Chairman presentation and further to a debate between the shareholders, it was agreed by unanimous decision: One) Increase the equity of contractual mining company “Compañía Minera Maricunga” from the current amount equivalent in national currency to 10,000 dollars of the United States of America, to the amount equivalent in national currency to 89,910,086.9 (eighty nine million nine hundred ten thousand eighty six period nine) dollars of the United States of America, i.e., an effective equity increase in the amount equivalent in national currency to 89,900,086.9 (eighty nine million nine hundred eighty six period nine) dollars of the United States of America, through the issuance of 89,900,086 new shares, where 44,950,043 out of them will correspond to Series “A” and 44,950,043 to Series “B”, both already stated in the company by-laws, issued in accordance to the same privileges stated therein and composed as follows: A) Bema Gold Bermuda Ltd. subscribes 37,543,714 Series “A” shares issued as result of the equity increase agreed in this Meeting, contributing to this end the amount equivalent in national currency to 37,543,714.07 (thirty seven million five hundred forty three thousand seven hundred fourteen period zero seven) dollars of the United States of America, which have been already added to the company funds, and; B) Kinam Refugio, Inc. subscribes 7,406,329 shares corresponding to those new shares issued of Series “A”, contributing to this end to the amount equivalent in national currency to 7,406,329.43 (seven million four hundred six thousand three hundred twenty nine period forty three) dollars of the United States of America, which have been already added to the company funds. In addition, Kinam Refugio, Inc. subscribes 44,950,043 Series “B” shares corresponding to those issued as result of the equity increase agreed in this Meeting, contributing to this end to the amount equivalent in national currency to 44,950,043.4 (forty four million nine hundred fifty thousand forty three period four) dollars of the United States of America, which have been already added to the company funds. Two) Approve the modification to Permanent Article Fifth and Transitory Article First of the company by-laws so that they read as follows:  “Article Fifth: The company equity or assets are divided in eighty nine million nine hundred ten thousand eighty six shares, and forty four million nine hundred fifty five thousand forty three shares out of them will be Series “A” and forty four million nine hundred fifty five thousand forty three shares will be Series “B”, where fractions of a share may exist.  In the event of transferring Series “A” shares to Series “B” holders or vice versa, the shares transferred will be maintained within the same original series.  These shares are subscribed as paid as stated in Article Transitory First of the company by-laws.  The company equity or assets will be subscribed and entered as stated in the transitory articles of the by-laws and may be increased or decreased in an Extraordinary Meeting of Shareholders.”  “Article Transitory First: The company capital is the amount equivalent in national currency to eighty nine million nine hundred ten thousand eighty six period nine dollars of the United States of America, divided in eighty nine million nine hundred ten thousand eighty six shares, and forty four million nine hundred fifty five thousand forty three out of them correspond to “A” series, and out of these thirty seven million five hundred forty eight thousand seven hundred fourteen are subscribed by Bema Gold Bermuda Ltd. and seven million forty six thousand three hundred twenty nine are subscribed by Kinam Refugio, Inc.; and forty four million nine hundred fifty five thousand forty three shares corresponding to Series “B” and that are totally subscribed by Kinam Refugio, Inc.”. Three)  Authorize the Company Board to adopt all the agreement needed or conducive to formalize the equity increase agreed.

IX. SPECIAL POWERS OF ATTORNEY.  It was agreed to grant

a special power of attorney, as broad and sufficient as legally necessary, to Mr. Leonardo Andrés Aros Vieyra, holder of national identity card number 13.054.806-7; Ms. Lorena González Díaz, holder of national identity card number 15.427.377-8: Mr. Mijael Strauss Klein, holder of national identity card number 16.095.501-5, and Mr. Pablo Gonzalez Billault, holder of national identity card number 12.404.413-8, so that any of them may indistinctly appear before the Internal Revenue Service and do all the proceedings, submissions and other actions required in order to inform such Institution about the by-laws modifications agreed in this Meeting, being entitled to this purpose to sign the forms or safeguards required, with the faculty to delegate this power of attorney.  Likewise, it was agreed to authorize the lawyers, Ms. Constanza Ximena Vera Araya, holder of national identity card number 15.962.381-5, Mr. Alejandro David Chechilnitzky Rodríguez, holder of national identity card number 10.622.106-5, Mr. Mijael Francisco Strauss Klein, holder of national identity card number 16.095.501-5 and Mrs. Bárbara Francisca Gostling Délano, holder of national identity card number 12.872.817-1 so that any of them, indistinctively, register either fully or partially the minutes of this meeting to public deed. Likewise, the bearer of a certified copy of these minutes as public deed, or their extracted form, will be authorized to require and sign the annotations, registrations, sub-recordings as may be appropriate and proceed to their registration in corresponding Mining Registrar.  The assigned individuals, acting as stating above, may require the issuance of one or more excerpts of the above mentioned deed, as they may deem appropriate. In turn, the individually considered shareholders and the Company, authorize Mrs. Constanza Ximena Vera Araya, Mr. Alejandro David Chechilnitzky Rodríguez, Mr. Mijael Francisco Strauss Klein and Mrs. Bárbara Francisca Gostling Délano, all of them already individualized, so that any of them, acting either jointly or severally, represent them individually or, acting as stated, represent contractual mining company “Compañía Minera Maricunga”, as needed, in the celebration and execution of acts and agreements stated below: a) Adopt and execute, without any limitation or exclusion of any kind, all those resolutions and/or statements needed to materialize the company modification agreed by this instrument, being specially authorized to proceed to register an approved excerpt of this public deed in the corresponding record of the relevant Registrar of Mines; grant all the public or private deeds required for the total perfection of the agreements contained in this Meeting; proceed with any entity, either public or private, all those formalities, diligences, executions, registrations and publications required for the perfection of the referred agreements; grant all the authorizations and mandates required to such end; make any rectification, complementation or clarification that could be needed in relation to the agreements adopted in such Meeting, and specially to correct any mistake that could be contained in this modification. b) To clear in accordance with the law any annulment that the company modification agreed in this Meeting could undergo and which is susceptible to be cleared, they are specially authorized to grant the public deeds and write the corresponding excerpts, and to execute the consequent registrations. The attorneys are authorized, consequently, to clear any formal vice that this modification may have, understanding form them those vices consisting in the non-compliance with some legal solemnity.

X. MEETING CLOSURE. The Chairman gave the floor to treat any other item related to the subject matter of this Meeting.  In absence of additional queries and observations and having fulfilled the purpose of this call, the meeting was adjourned at 16:50 hours. On the name and title of José Tomás Letelier Vial,

Luis Augusto Parra Falcón, Francisca Gostling Délano, there are three signatures.  In accordance with its original.  In witness whereof and after reading, I sign.  Copies are given.  This sheet corresponds to the registration of the minutes as public deed in a notary of the EXTRAORDINARY MEETING OF SHAREHOLDERS OF SOCIEDAD CONTRACTUAL MINERA COMPAÑÍA MINERA MARICUNGA. I ATTEST.